Exhibit 10.3 to Form 8-K

2010 NENE- Draft Employment Agreement— James B.Wilkinson

NEW ENERGY TECHNOLOGIES INC. 3905 National Drive, Suite 110 Burtonsville, MD 20866

Telephone: (800) 213-0689 • Facsimile (240) 390-0603

February 1, 2010

By Hand

James B. Wilkinson 6 Forbes Way
West Peabody, Massachusetts 01960
Re: Your Employment With New Energy Technologies, Inc.

Dear Mr. Wilkinson:

     This letter sets forth the terms and conditions of your continued employment by New Energy Technologies, Inc. (the "Company"). For the purposes of this Agreement, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in Paragraph 21 hereof

1.	Position and Duties.

     (a) Executive Positions. You shall be employed by the Company as its Vice President Corporate Development and Chief Operating Officer and/or such other positions as the Company's Board of Directors (the "Board") may from time to time designate (collectively, the "Executive Positions"); in performance of your duties, you shall be subject to the direction of, and be reporting directly to, the Company's Board of Directors; anything herein to the contrary notwithstanding, if requested by the Board, you will immediately resign from the Executive Positions.

     (b) Full Time Efforts. Except during vacations, holidays and other leave time, you agree to devote your full time work efforts, professional attention, knowledge, and experience as may be necessary to carry on your duties pursuant to this agreement and the fulfillment of your responsibilities in accordance with the Executive Positions. For purposes of clarity, except with respect to subsidiaries of the Company, you may not render executive services to, or serve as a director of, any other Person without the prior approval of the Board. However, nothing in this Paragraph 1(a) shall be construed as preventing you from pursuing any of the following: (i) investing and managing your personal assets and investments, so long as such assets and investments are not in businesses which are in direct competition with the Company or otherwise present a conflict of interest with the Company; and (ii) participating in civic, charitable, religious, industry and professional organizations and functions; and (iii) completion of existing

2010 NENE- Draft Employment Agreement— James B. Wilkinson

consulting obligations which require minimal attention away from duties and shall be completed within 60 days of execution of this agreement.

     (c) Board Membership. Subject to shareholder approval if required, you may also be requested to serve as a Director on the Board; if so appointed to the Board and subsequently requested by the Board, you will immediately resign as a member of the Board.

     (d) Travel .        You shall be available to travel as the needs of the Company's Business require.

     (e) Code of Ethics.      During your employment with the Company you agree to adhere to the Company's Code of Ethics and Business Conduct, a copy of which is attached hereto as Appendix A.

2. At-Will Employment.

     Anything herein to the contrary notwithstanding, your employment with and by the Company is "at-will employment" and may be terminated by you or the Company at any time, with or without cause, and for any reason whatsoever, upon written notice as provided in Paragraph 10 hereof.

3. Compensation . You shall be compensated by the Company for your services hereunder as follows:

     (a) Salary. Commencing February 1, 2010 (the "Start Date"), you shall be paid a monthly salary of $12,500.00 (and as modified from time to time hereunder, the "Monthly Payment") ($150,000.00 per year), subject to applicable tax withholding, the salary is payable in 24 installments of $6,250 each on the 15th and last day of each calendar month during the term of this Agreement. Your salary shall be subject to periodic review and adjustment in accordance with the Company's salary review policies and practices then in effect for its senior management.

4. Additional Benefits.

     (a) Vacation. You shall be entitled to three weeks of paid vacation each calendar year. Vacation will accrue on February 1 of each year, except that in 2010, vacation will accrue on the Start Date. No compensation shall be paid for accrued but untaken vacation.

     (b) Car Allowances. Subject to you remaining employed by the Company, you will receive an annual car allowance of $8,469, less applicable withholdings, if any (the "Car Allowance"). Such car allowance will be paid periodically in accordance with the Company's normal payroll practices as in effect from time to time (but no less frequently than once month).

2010 NENE-Draft EmploymentAgreement—James B.Wilkinson

     (c) Retirement Benefit. Subject to your continuing employment by the Company and subject to the Company not having in place a pension, retirement savings plan, 401K or other similar benefit, the Company shall contribute an amount equal to $16,500 annually (the "Retirement Fund Contribution") to such account as may be agreed to by the Company and you. Such Retirement Fund Contribution will be paid periodically in accordance with the Company's normal payroll practices as in effect from time to time (but no less frequently than once per month).

    (d) Other Expenses. You shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of your duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company (collectively, "Business Expense Reimbursement").

    (e) Miscellaneous. In addition to other benefits set forth in this Paragraph 4, you may also participate, subject to Board approval, in all other present and future employee benefit plans of the Company for its senior executive staff, provided that you meet the eligibility requirements for participation in any such plans. The Company shall use commercially reasonable efforts to provide you with directors' and officers' liability insurance under the policies for such insurance arranged by the Company from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion. The Company shall, to the full extent permitted by, and subject to, applicable law, defend you, indemnify you and hold you harmless as to all suits, actions, and claims made against you arising out of your actions as an officer and/or employee of the Company.

5. Your Representations and Warranties.

    You represent and warrant to the Company that:

    (a) The execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which you are a party or of which you or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement, and agrees to indemnify and save the Company and its affiliates harmless from any liability, cost or expense, including attorney's fees, based upon or arising out of any such restrictions, covenants, agreements, or limitations that may be found to exist;

     (b) You are under no physical or mental disability that would hinder your performance of duties under this Agreement;

     (c) Except as set forth in Appendix C attached hereto, you are not party to any ongoing civil or criminal proceedings, and have not been party such proceedings within the past ten years, and do not know of any such proceeding that may be threatened or pending against you; and

2010 NENE- Draft Employment Agreement— James B. Wilkins

     (d) You are not currently engaged in activities and will not knowingly engage in future activities that may cause embarrassment to the Company or tarnish the reputation or public image of the Company, including but not necessarily limited to association with or party to: any criminal behavior(s) such as drug use, theft, or any other potential or active violation of law; political controversy, civil disobedience, or public protest; lewd, lascivious behavior.

6. Discoveries and Works.

     All Discoveries and Works which are made or conceived by you during your employment by the Company, solely, jointly or with others, that relate to the Company's present or anticipated activities, or are used or useable by the Company within the scope of this Agreement shall be owned by the Company. You shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company, (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute formal applications, patents, and registrations, whether during his employment with the Company or thereafter , all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within one year after the expiration or termination of your employment with the Company, are made, disclosed, reduced to tangible or written form or description, or are reduced to practice by you and which substantially pertain to products or services being sold or delivered by the Company at the time of such termination shall, as between you and, the Company, be presumed to have been made during your employment by the Company. You acknowledge that all Discoveries and Works shall be deemed "works made for hire" under the U.S. Copyright Act of 1976, as amended 17 U.S.C. Sect. 101.

7. Intellectual Property.

    (a)    Assignment.

            (i) You agree to make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of your right, title and interest in and to any Intellectual Property. Without limiting the foregoing, all copyrightable works that you conceived, created or derived during your employment with the Company shall be considered "work made for hire."

           (ii) Any interest in Intellectual Property which you now, or hereafter during the period you are employed by the Company, may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; you hereby assign and agree to assign to the Company (or as otherwise directed by the Company) all of your right, title and interest in and to all Work Product, including without limitation all patent, copyright, trademark and other intellectual property rights therein and thereto. If you have any such rights th cannot be assigned to the Company, you waive the enforcement of such rights, and if you have any

2010 NENE-Draft EmploymentAgreement—James B.Wilkinson

rights that cannot be assigned or waived, you hereby grant to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid license, with right to sublicense through multiple tiers, to such rights. Such rights shall include the right to make, use, sell, improve, commercialize, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based on, and otherwise exploit or utilize in any manner the subject intellectual property.

              (iii) Your obligation to assign your rights to Intellectual Property under this Paragraph 7 shall not apply to any inventions and all Discoveries and Works expressly identified in the attached Appendix D attached hereto.

              (iv) If the Company is unable because of your mental or physical incapacity or for any other reason to secure any signature for any of the assignments, licenses or other reasonably requested documents pertaining to the intellectual property rights referenced herein within ten (10) days of the delivery of said documents to you, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and on your behalf and stead and to execute and file said documents and do all other lawfully permitted acts to further the perfection, defense and enjoyment of the Company's rights relating to the subject Intellectual Property with the same legal force and effect as if executed by you. You stipulate and agree that such appointment is a right coupled with an interest, and will survive your incapacity or unavailability at any future time.

     (b) Maintenance of Records. You agree to keep and maintain adequate and current written records of all Intellectual Property made by you (solely or jointly with others) during the term of your employment with the Company. The records will be in the form of notes, sketches, drawings, electronic or digital data, and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

     (c) Patent and Copyright Registrations. You agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Intellectual Property Items and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property Items, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

    (a) Non-competition. Except as authorized by the Board, during your employment by the Company and for a period of one (1) year thereafter, you will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company; (ii) engage in a Competing Business; (iii) except for investments

2010 NENE- Draft Employment Agreement - James B. Wilkinson

or ownership in public entities, mutual funds and similar investments, none of which constitute more than 5')/0 of the ownership or control of such entities, own, operate, control, finance, manage, advise, be employed by or engaged by, perform any services for, invest or otherwise become associated in any capacity with any person engaged in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant. For purposes of this section, "Competing Business" means any company or business which is engaged directly in or substantially against any business carried on or planned to be carried on (if such plans were developed while you were employed by the Company) by the Company or any of its subsidiaries or affiliates

     (b) Non-Solicitation and Non-Circumvention. Without prior written approval by the Board, for a period of one year following your employment with the company, you will not directly or indirectly, whether for your account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were investors, customers or employees of the Company during the period during which you were employed by the Company, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the one year period prior to the termination of your employment. Without limiting the foregoing, you shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time you were employed by the Company, to terminate his or her employment relationship with the Company or to become employed you or any individual or entity by which you are employed or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its affiliates.

     (c) Requirement to Safeguard Confidential Information. All Confidential Information of the Company is expressly acknowledged by you to be the sole property of the Company, and the disclosure of the Confidential Information shall not be deemed to confer any rights with respect to such Confidential Information on you. You will exercise reasonable care to ensure the confidentiality of the Confidential Information. All confidential information which you may now possess, or may obtain or create prior to the end of the period you are employed by the Company, relating to the business of the Company, or any customer or supplier of the Company, or any agreements, arrangements, or understandings to which the Company is a party, shall not be disclosed or made accessible by you to any other person or entity either during or after the termination of your employment or used by Executive except during your employment by the Company in the business and for the benefit of the Company, without the prior written consent of the Company. Nothing herein shall be construed as an obligation of the Company to consent to the terms and conditions of any such request and under no circumstances shall any such approval be deemed to waive, alter or modify the terms and conditions of this Agreement. You shall return all tangible evidence of such confidential information to the Company prior to or at the termination of your employment.

9.	Enforcement.
(a) Provisions Reasonable. It is acknowledged and agreed that

2010 NENE-Draft Employment Agreement—James B.Wilkinson

            (i) both before and since the Start Date the Company has operated and competed and will operate and compete in a global market, with respect to the Company's Business;

(ii) competitors of the Company are located in countries around the world;
(iii) in order to protect the Company adequately, any enjoinder of competition would have to appy world-wide;

            (iv) during the course of your employment by the Company, both before and after the Start Date, on behalf of the Company, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances you have been or may well become the senior or sole representative of the Company dealing with such persons; and

            (v) in light of the foregoing, the provisions of Paragraphs 6, 7 and 8 are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Company's Business.

     (b) Enforcement. Nothing herein contained shall be construed as prohibiting the Company or you from pursuing any remedies available for any breach or threatened breach of this Agreement. A waiver by the Company or you of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach.

10.	Termination.

     (a) Manner of Termination. The Company and you may terminate this Agreement, with or without cause, for any reason whatsoever, by providing written notice, in accordance with Paragraph 17, to the other specifying the date of termination (the "Termination Date").

     (b) Effect of Termination.

               (i) Payments. In the event this Agreement is terminated pursuant to this Paragraph 10 your rights and the Company's obligations hereunder shall cease as of the effective date of the termination; provided, however, that the Company shall pay the you (i) your Monthly Salary, prorated through the Termination Date (ii) your Business Expense Reimbursements through the Termination Date, (iii) your Car Allowance and any other benefits due to you, including the Retirement Fund Contribution, prorated through the Termination Date, (iv) and, if terminated by the Company, and subject to your compliance with the requirements of Paragraph 10 (b)(iii), the "Severance Payment" as defined and calculated pursuant to Paragraph 10 (b)(ii) and (v) your accrued but unused vacation. All payments (other than the Severance Payment, which will be made as set forth in Paragraph 10(b) (ii), will be made in accordance with the Company's regular payroll procedures through the Termination Date; and the full payment all of payments and benefits due to you upon termination shall completely and fully discharge and constitute a release by you of any and all obligations and liabilities

2010 NENE-Draft Employment Agreement—James B. Wilkinson

Company to you, including, without limitation, the right to receive Base Salary, options and all other compensation or benefits provided for in this Agreement, and you shall not be entitled to any further compensation, options, or severance compensation of any kind, and shall have no further right or claim to any compensation, options, benefits or severance compensation under this Agreement or otherwise against the Company or its affiliates, from and after the date of such termination, except as provided by the terms of the Stock Option Agreement, any benefit plan under which you are participating.

     (ii) Severance. In the event of a termination of this Agreement by the Company you will be entitled to a severance payment (the "Severance Payment") calculated as follows:

Length of Time Employed	Maximum Severance Payment
One month	One Monthly Payment
Five months	Two Monthly Payments
Nine months	Three Monthly Payments
Thirteen months	Four Monthly Payments
Seventeen months	Five Monthly Payments
Twenty-one months	Six Monthly Payments

     Accordingly the maximum amount of the Severance Payment would be an amount to up to a maximum aggregate of six (6) Monthly Payments, in effect on the date of the Company's Termination Notice; the Company is obligated to make the Severance Payment only if (a) you have delivered to the Company the General Release substantially in the form of Appendix E hereto and (b) a written statement of your compliance with the provisions of this Paragraph 10, including but not limited to clauses (iii) and (iv) hereof .

     (iii) Resignation. The termination of this Agreement pursuant to this Paragraph 10 shall constitute your resignation from any and all Executive Positions and, if applicable, as a Director of the Company effective as of the Termination Date.

     (iv) Return of Documents and Property. Upon the expiration or termination of your employment with the Company, or at any time upon the request of the Company, you (or your heirs or personal representatives) shall deliver to the Company in good order (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates; (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the your control (or the control of your heirs or personal representatives); and (c) all corporate records of the Company, including minute books, accounting related materials, audit related materials, attorney correspondence, and any other such records which may be in your possession.

2010 NENE-Draft Employment Agreement—-James B.Wilkinson

     (v) Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated the provisions of Paragraphs 5, 6, 7, 8, 9, 10, 12 and 13 of this Agreement shall survive such termination and continue in full force and effect.

     (vi) Relinquishment of Authority. Notwithstanding anything to the contrary set forth herein, upon written notice to you, the Company may immediately relieve you of all your duties and responsibilities hereunder and may relieve you of authority to act on behalf of, or legally bind, the Company. However, such action by the Company shall not alter the Company's obligations to you with regard to the procedure for a termination.

11. Successors and Assigns.

     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement, except as otherwise noted herein.

12. No Reliance on Representations.

     You acknowledge that you are not relying, and have not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

13. Entire Agreements; Amendments.

     This Agreement and the Stock Option Agreement set forth our entire understanding with respect to your employment by the Company, supersede all existing agreements between you and the Company concerning such employment, and may be modified only by a written instrument duly executed by each of you and the Company.

14. Waiver.

     Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

15. Construction.

     You and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by you and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship

2010 NENE-Draft Employment Agreement—James B. Wilkinson

of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16. Severability.

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

17. Notices.

     All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by courier service such as Federal Express, or (iv) hand delivery as follows:

To the Company: New Energy Technologies, Inc. 3905 National Drive, Suite 110 Burtonsville, MD 20866 Fax: (240) 390-0603 With a copy to:

Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue, Suite 702
New York, NY 10022
Fax: (212) 246-3039

To you: Mr. James B. Wilkinson 6 Forbes Way West Peabody, Massachusetts 01960

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Paragraph 17. Any notice given in accordance with the provisions of this Paragraph 17 shall be deemed given (i) three (3)

2010 NENE- Draft Employment Agreement— James B. Wilkinson

business days after mailing (if sent by certified mail), (ii) one (1) business day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile.

18.	Counterparts; Delivery by Facsimile.

     (a) This Agreement may be executed in one or more counterparts, all of which shallbe considered one and the same agreement, and shall become effective when one or more counterparts have been signed by you and the Company and delivered to the other, it being understood that you and the Company need not sign the same counterpart. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

     (b) This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

19. Disclosure and Avoidance of Conflicts of Interest.

     During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

     (a) the nature and extent of any interest you or your Affiliates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

     (b) every office you may hold or acquire, and every property you or your Affiliates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or your duties and obligations under this Agreement;

    (c) the nature and extent of any conflict referred to in subsection (b) above; and

    (d) You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described herein be avoided, and you agree to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described herein. During your employment

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the Company, without Board approval, in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Affiliates have not entered into any such agreement, arrangement or understanding.

20. Code Section 409A.

     This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder (the "Code"), and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

21. Definitions.

     For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "Company's Business" means the Company's Business as conducted during the term of this Agreement and all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during your relationship with the Company.

     "Confidential Information" shall mean any and all information in addition to Trade Secrets used by, or which is in the possession of the Company and relating to the Company's business or assets specifically including, but not limited to, information relating to the Company's products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority. Notwithstanding the foregoing, the terms "Trade Secrets" and "Confidential Information" do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by you to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by you without violating this Agreement.

     "Discoveries and Works" includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications and all materials, information, inventions, discoveries, developments, methods, compositions, concepts, ideas, writings, computer code and the like (whether or not patentable

2010 NENE-Draft Employment Agreement—-James B. Wilkinson

copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours and whether on or off Company premises) during the term of this Agreement that relate to either the Company's Business or any prospective activity of the Company or any of its Affiliates.

     "Intellectual Property" means with respect to the Company's Business, all U.S. and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisional patents, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists (excluding contacts and relationships previously established by employee prior to employment with the Company), data collections and rights therein, (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world; (h) ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing; and (i) Discoveries and Works.

     "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.

     "Trade Secrets" shall mean all confidential and proprietary information belonging to the Company (including current client lists (excluding contacts and relationships previously established by employee prior to employment with the Company), and prospective client lists, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information.

22. Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

23. Governing Law. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of New York for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an

2010 NENE-Draft Employment Agreement—James B. Wilkinson

inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

24. Date of Agreement.

     The date of this Agreement shall be February 1, 2010, regardless of the date it is signed by you. If you find the foregoing acceptable, please acknowledge your acceptance of, and agreement with, the terms and conditions set forth above by signing the enclosed copy of this letter in the space provided and returning the same to the undersigned.

Sincerely, New Energy Technologies, Inc.

By: /s/ Meetesh V. Patel Meetesh V. Patel President & CEO, Authorized Signatory

Acceptance

On this 1st day of February, 2010, I, James B. Wilkinson agree to and accept employment with New Energy technologies, Inc. on the terms and conditions set forth in this Agreement.

/s/ James B. Wilkinson
James B. Wilkinson

2010 NENE-Draft Employment Agreement—James B. Wilkinson

Appendix A Company Code of Ethics and Business Conduct

OVERVIEW

New Energy Technologies, Inc. ("New Energy") has adopted a Code of Ethics that applies to all Officers, Directors, and Employees of the company and its affiliates (herein collectively referred to as, "Employee" or "Employees").

In so doing, this Code of Ethics demands the highest standards of business conduct required of all Employees.

The Code is part of New Energy's ongoing effort to comply with applicable laws and have an effective program in place to prevent and detect violations of law; this code is an effort to train and educate New Energy Employees about ethical business practices.

OBJECTIVE

A key New Energy objective is to conduct business operations in the most ethical manner possible. New Energy cares about its Employees, shareholders, clients, suppliers and the communities in which it conducts business operations. During the course of meeting its business objectives, New Energy believes that it is essential for all Employees to understand and comply with the Code of Ethics and in so doing, participate in New Energy's way of operating its business.

STANDARD OF CONDUCT

New Energy insists that all aspects of its business operations be conducted with honesty, integrity, fairness and with respect for those affected by its business activities. Similarly, New Energy expects the same in its relationships among those with whom it does business.

All Employees are expected to maintain and promote integrity and honesty in all business transactions. Employees must conduct themselves according to the highest ethical standards and are expected to apply ethical business practices in the administrative and financial affairs of New Energy business operations.

There is no Code of Ethics that can expect to define suitable behavior for each situation, nor should it seek to do so. As such, Employees are expected to exercise vigilance and make considered judgment of what is right and proper in any particular situation.

While carrying out the business operations of New Energy, Employees are expected to be accountable, truthful, trustworthy, conscientious, and committed to the highest standards of ethical business practices. As such, Employees are required to avoid all impropriety as well as the appearance of impropriety when conducting New Energy business operations

ACCURACY AND COMPLETENESS OF ACCOUNTING RECORDS

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New Energy's accounting and supporting documents must accurately and completely describe and represent the nature and result of New Energy's business operations. The results and activities of New Energy's operations must be presented in a fair and unbiased manner.

New Energy business transactions must be appropriately authorized as well as completely and accurately recorded on the Company's books. Proposed budgets, financial assessments, evaluations and fiscal presentations must fairly present all information relevant to the business transaction. Furthermore, at no time will the Company establish or maintain cash funds or asset accounts which are unrecorded.

Misappropriation, wrongful allocation, or improper use of the Company's assets and property, or the false entry to records and reports by any Employee or by others must be reported to Board of New Energy.

ACCURATE AND TIMELY COMMUNICATION

New Energy expects Employees to be completely truthful and forthright in all internal and external interactions and communications, whether with shareholders, clients, government agencies, or others.

Employees will ensure that all statements are accurate and complete with no misrepresentations which may mislead or misinform. In all cases, Employees are expected to provide full, prompt and accurate disclosure to governmental agencies.

MAINTAINING AND RETAINING RECORDS

In order to maintain the security and integrity of New Energy's record-keeping and reporting systems, all Employees must adhere to applicable records retention procedures and fully understand how to document and transact entries that fall within their jurisdiction.

All Employees are expected to comply fully with audits and provide timely response to requests for records or other materials from or on behalf of New Energy auditors or management.

COMPLYING WITH THE LAW

New Energy Employees are expected to fully comply with both the letter and the spirit of the laws and regulations of the countries in which the Company conducts business.

New Energy Employees are expected to act in accordance with the accepted business practices in commercial markets and adhere to the contractual terms and conditions applicable to any business transaction.

All Employees must commit to abiding by all applicable laws and regulations.

The breach of rules, regulations, ethical standards, and laws cannot be justified by the pursuit of profit or the departure from acceptable practice by competitors.

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INSIDER TRADING

New Energy Employees are strictly prohibited by law from buying or selling the Company's shares or any other public security as a result of inside information.

Furthermore, it is against the law and unethical to provide such information about New Energy to other individuals or companies so that they may gain.

In accordance with the Code of Ethics, Employees are strictly prohibited from trading in shares of New Energy, clients or suppliers as a result of any inside information.

ENVIRONMENTAL ISSUES

New Energy is committed to running its business in an environmentally sound and sustainable manner. New Energy's objective is to ensure that its business operations have the minimum adverse environmental impact commensurate with the legitimate needs of its business operations.

DISCLOSURE OF PERSONAL INTEREST

New Energy Employees are expected to fully disclose any personal interest(s) which could impinge or might reasonably be considered by others to conflict with their business dealings with industry.

New Energy Employees must not engage in personal activities and financial interests that may conflict with their responsibilities and obligations to the Company or give assistance to competitors, in conflict with the interests of New Energy or its clients.

Under all circumstances, Employees must obtain the formal consent of New Energy management if they intend to become partners, shareholders, or Directors, or participants in companies outside the New Energy corporate structure.

PERSONAL DISCRETION AND CONFIDENTIALITY

At all times, Employees are expected to respect the confidentiality of information received during the course of business dealings and must never use such information for personal benefit or gain.

Employees are expected to give information during the course of business which is truthful, complete and fair and never intended to mislead.

Employees cannot disclose New Energy trade secrets, confidential or proprietary information, or any other such information without the written, formal authorization of management. Such information may not be disclosed as a means of making profit, gains or benefits.

2010 NENE-Draft Employment Agreement—James B. Wilkinson

At no time can Employees use Internet bulletin boards, chat rooms, messaging services, or other electronic systems to discuss issues, affairs, or opinions related to New Energy or any of its industries, or to respond to comments about the Company. New Energy considers electronic postings to be the same as "speaking to the media".

FAIR COMPETITION

New Energy is committed to vigorous yet fair competition and supports the development of appropriate competition laws. Each Employee must avoid any business arrangement that might prevent the effective operation of fair competition.

COMPLIANCE WITH THE COMPANY'S CODE OF ETHICS

New Energy's Board of Directors is responsible for ensuring that the standards outlined in the Code of Ethics are fully communicated to all Employees and are similarly understood and adhered to.

Should the Company experience loss of business as a result of adhering to the Code of Ethics, the Board of Directors will not criticize, condemn or complain.

Likewise, should a real or suspected breach of the Company's Code of Ethics be brought to the attention of the Company, the Board of Directors will ensure that the reporting Employee does not suffer as a consequence of doing so.

The Company's Code of Ethics are reflective of New Energy's ethical standards and expectations. Accordingly, Employees are expected to fulfill the Company's ethical commitments in a way that is clearly visible to all those with whom New Energy conducts its business.

At all times, Employees are expected to fully comply with the standards established in the Code of Ethics and ensure that their personal conduct is always above reproach.

New Energy expects each Employee to ensure that the conduct of others around him or her is in compliance with the Code of Ethics and that any breach of the same is duly reported to management.

All breaches of the law or violations of regulations and the standards of conduct listed in this Code of Ethics may lead to serious consequences for the Employee concerned; New Energy Employees have a legal, moral, and ethical duty to report any such real or suspected violation to the Board of Directors and regulatory authorities.

"CODE OF ETHICS" ENFORCEMENT

New Energy Employees understand and acknowledge that a breach of the Code of Ethics can result in severe disciplinary action, including but not necessarily limited to termination.

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The Company's Code of Ethics will be fairly enforced at all levels, without prejudice.

ANNUAL ACKNOWLEDGEMENT

Each Employee will be required to sign a statement annually that he or she has read and understands New Energy's Code of Ethics. This statement will also require that the Employee state that he or she is in full compliance with the Code.

EMPLOYEE CERTIFICATION AND ACKNOWLEDGEMENT

I acknowledge and certify that I have read and understood the information set forth in the Code of Ethics of New Energy Technologies, Inc. and will comply with these principles in my daily work activities. I am not aware of any violation of the standards of New Energy's Code of Ethics.

Date: February 1 , 2010 Name: James B . Wilkinson Position: Vice President of Corporate Development Address: 6 Forbes Way, Peabody, MA 01960 Signature: /s/ James B. Wilkinson

2010 NENE- Draft Employment Agreement — James B. Wilkinson

Appendix C
Litigation List

NONE

2010 NENE- Draft Employment Agreement — James B. Wilkinson

Appendix D List of Prior Works and Discove

NONE

2010 NENE-Draft Employment Agreement—James B. Wilkinson

Appendix E

FORM OF EXECUTIVE RELEASE

     Certain capitalized terms used in this Release are defined in the Employment Agreement dated as of February 1, 2010 between New Energy Technologies, and James B. Wilkinson (the "Agreement") which I have executed and of which this Release is a part.

     I hereby confirm my obligations under Paragraphs 6, 7 and 8 of the Agreement.

     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (" ADEA "); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided , however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

2010 NENE-Draft Employment Agreement—James B. Wilkinson

Executive

___________________ James B. Wilkinson

Acknowledgement

State of__________________________________ }
County of ________________________________ } SS.

On this ______________ day of _________, 20___ before me the undersigned officer, personally appeared James B. Wilkinson to me personally known and known to me to be the same person(s) whose name(s) is (are) signed to the foregoing instrument, and acknowledged the execution thereof for the used and purposed therein set forth.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

Notary Public/Commissioner of Oaths (SEAL) My Commission Expires